UNDERWRITING AGREEMENT

                                                              August 23, 2000

To the Representative Named
on the Signature Page Hereof:

Dear Sirs:

Subject to the terms and conditions stated or incorporated by reference herein, Consolidated Edison Company of New York, Inc. (the "Company") hereby agrees to sell to the Underwriters named in Schedule I hereto (the "Underwriters") and the Underwriters hereby agree to purchase, severally and not jointly, the principal amount set forth opposite their names in Schedule I hereto of the securities specified in Schedule II hereto (the "Designated Securities").

The representative named on the signature page hereof (the "Representative") represents that the Underwriters have authorized the Representative to enter into this Underwriting Agreement and to act hereunder on their behalf.

Except as otherwise provided in Schedule II hereto each of the provisions of the Company's Underwriting Agreement Basic Provisions, dated November 1, 1999, as filed as Exhibit 1.2 to Registration Statement No. 333-90385 (the "Basic Provisions"), is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein. Unless otherwise defined herein, terms defined in the Basic Provisions are used herein as therein defined.

Payment for the Designated Securities will be made against delivery thereof to the Representative for the accounts of the respective Underwriters at the time and place and at the purchase price to the Underwriters set forth in Schedule II hereto.


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                                      - 2 -

If the foregoing is in accordance with your understanding, please sign and return to us counterparts hereof, and upon acceptance hereof by you, on behalf of each of the Underwriters, this letter and such acceptance hereof, including the Basic Provisions incorporated herein by reference, shall constitute a binding agreement between each of the Underwriters and the Company.

                                            Very truly yours,

                                            CONSOLIDATED EDISON COMPANY
                                                OF NEW YORK, INC.


                                            By:  Robert P. Stelben
                                                 Robert P. Stelben
                                                 Vice President and Treasurer


Confirmed and Accepted as of the date hereof on behalf of itself and each other Underwriter, if any:

Merrill Lynch & Co.
Merrill Lynch, Pierce, Fenner & Smith Incorporated

By: Thomas Widener
    Thomas Widener
    Managing Director


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                                   SCHEDULE I

                                                    Principal Amount of
                                                    Designated Securities
    Underwriter                                     to be Purchased

Merrill Lynch & Co.                                 $300,000,000
     Merrill Lynch, Pierce, Fenner
         & Smith Incorporated

              Total                                 $300,000,000


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                                   SCHEDULE II

Title of Designated Securities:

    7.50% Debentures, Series 2000 B.


Aggregate principal amount:

         $300,000,000

Price to Public:

         Initially 99.2380% of the principal amount of the Designated Securities, plus accrued interest, if any, from August 28, 2000 to the date of delivery, thereafter at market prices prevailing at the time of sale or at negotiated prices.

Purchase Price by Underwriters:

         98.8944% of the principal amount of the Designated Securities, plus accrued interest, if any, from August 28, 2000 to the date of delivery.

Specified funds for, and manner of, payment of purchase price:

         Funds will be delivered by wire transfer pursuant to the Company's written instructions to the Representative.

Indenture:

         Indenture, dated as of December 1, 1990, between the Company and The Chase Manhattan Bank, as Trustee, as amended and supplemented by the First Supplemental Indenture, dated as of March 6, 1996, between the Company and The Chase Manhattan Bank, as Trustee.


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                                      - 2 -

Maturity:

         September 1, 2010.


Interest Rate:

         As set forth in the prospectus supplement, dated August 23, 2000, for the Designated Securities (the "Prospectus Supplement") to the prospectus, dated August 18, 2000 (the "Prospectus"), filed with the Securities and Exchange Commission (the "SEC") pursuant to Rule 424(b)(2) under the Securities Act of 1933, as amended, in connection with the Company's Registration Statement on Form S-3 (No. 333-43816, declared effective by the SEC on August 18, 2000).

Interest Payment Dates:

         As set forth in the Prospectus Supplement.

Redemption Provisions:

         None.


Sinking Fund Provisions:

         None.


Time of Delivery:

         10:00 a.m., on Monday, August 28, 2000.


Closing Location:

         Room 1618-S at the Company, 4 Irving Place, New York, NY 10003.

Information furnished by or on behalf of the Underwriters for use in the Prospectus for the Designated Securities:

1. The following information in the section entitled "Underwriting" of the Prospectus Supplement:
(i)      the third paragraph;
(ii)     the first paragraph under the caption "Commissions and Discounts";
(iii)    the third sentence under the caption "New Issue of Debentures"; and
(iv) the first paragraph and, except as it relates to the Company, the second paragraph under the caption "Price Stabilization and Short Positions."

Address of Representative:

         Merrill Lynch & Co.
         Merrill Lynch, Pierce, Fenner & Smith Incorporated
         World Financial Center
         North Tower

         New York, New York  10281-1237
         Attention: John Thorndike

Captions in the Prospectus and Prospectus Supplement referred to in Section 6(c)(xi) of the Basic Provisions:

         Description of Securities
         Description of Debentures

Modification of Basic Provisions

Delete Section 6 (d) of the Basic Provisions in its entirety and substitute the following:

"The Representative shall have received at the Time of Delivery a letter from PricewaterhouseCoopers LLP, dated the Time of Delivery, substantially in the form theretofore supplied to and deemed satisfactory by the Representative."